Exhibit (d)(16)

INVESTMENT SUB-ADVISORY AGREEMENT

between

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

and

BLUEBAY ASSET MANAGEMENT LLP

          INVESTMENT SUB-ADVISORY AGREEMENT (this “Agreement”), effective as of the 2nd day of April, 2012, between RBC Global Asset Management (U.S.) Inc. (the “Adviser”), a corporation organised and existing under the laws of the State of Minnesota, and BlueBay Asset Management LLP (the “Subadviser”), a limited liability partnership incorporated in England and Wales.

          WHEREAS, the Adviser and Subadviser are affiliated by virtue of common ultimate ownership by the Royal Bank of Canada (“RBC”);

          WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has entered into an Investment Advisory Agreement dated as of the 1st day of September 2011 (“Advisory Agreement”) with RBC Funds Trust, a Delaware statutory trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

          WHEREAS, the Trust issues its shares of beneficial interest in separate series, with shares of each series representing interests in a separate and distinct mutual fund (each a “Fund”), each with its own assets, investment objectives, policies and restrictions (referred to herein as each Fund’s “Investment Guidelines”) as described in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”);

          WHEREAS, the Subadviser is engaged principally in the business of investment management and rendering investment advisory services and is registered as an investment adviser under the Advisers Act and is authorised and regulated by the Financial Services Authority (“FSA”), and nothing in this Investment Sub-Advisory Agreement shall exclude any liability of the Subadviser to the Adviser arising under the United Kingdom’s Financial Services and Markets Act 2000 (as amended from time to time), any rules or regulations made under it or the FSA rules. All services provided by the Subadviser under this agreement are provided on the basis that the Adviser is a “professional client” (as defined under FSA rules);

          WHEREAS, the Adviser, which serves as the investment adviser for the Funds under the Advisory Agreement, previously entered into an Investment Subadvisory Agreement dated as of the 1st day of September 2011 (“Old Agreement”) with BlueBay Asset Management Ltd. (“BlueBay Ltd.”) under which the Adviser retained BlueBay Ltd. as subadviser to assist it in the provision of a continuous investment program for the assets of the Funds listed on Appendix A (the “Assets”);

          WHEREAS, in connection with an internal corporate restructuring within the RBC organisation under which BlueBay Ltd. transferred its investment advisory business to the Subadviser effective April 2, 2012, the Board of Trustees of the Trust has approved this Agreement to replace the Old Agreement and the parties hereto desire to enter into this Agreement so that the Subadviser can provide the subadvisory services to the Funds described herein.

          NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

          1.      Appointment. Adviser hereby retains the Subadviser to act as investment adviser for and to manage the Assets for the period and on the terms set forth in this Agreement. The Subadviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

          2.     Duties of the Subadviser

                  A.      Investment Subadvisory Services. Subject to the supervision of the Board and the Adviser, the Subadviser shall (a) manage the investment of the Assets of each Fund in accordance with each Fund’s Investment Guidelines as provided in the Trust’s Prospectus, and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”) and such other limitations as the Adviser may institute. The Adviser will consult with the Subadviser when an amendment to a Fund’s Investment Guidelines is contemplated, and the Adviser will provide sufficient notification to the Subadviser for implementation of any such change. The Subadviser shall have full discretion to (a) make investment decisions with regard to the Assets of each Fund; (b) place purchase and sale orders for portfolio transactions for the Assets of each Fund; and (c) employ professional portfolio managers and securities analysts to provide appropriate investment management and research services with regard to the Assets of each Fund. The Subadviser shall not have any responsibility for ensuring the appropriateness of the Investment Guidelines for the Fund or its shareholders. In providing these services for each Fund, the Subadviser will conduct a continual program of investment, evaluation and sale and reinvestment of each Fund’s Assets and will retain the authority to perform the additional services outlined in Appendix B.

                    B.     Subadviser Undertakings. In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with the Trust’s Agreement and Declaration of Trust, By-Laws, and Prospectus and with the written instructions and directions of the Board and the Adviser. The Subadviser hereby agrees to:

          (i)     regularly report to the Board and the Adviser (in such form and frequency as the Adviser and the Subadviser mutually agree) with respect to the implementation of the investment program, compliance of the Assets with the Prospectus, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Adviser, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

          (ii)     comply with evaluation procedures adopted by Board, including any amendments thereto, and use its best efforts to consult with the Trust’s valuation committee and/or pricing agent to assist in determining the daily valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation;

          (iii)     provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Subadviser’s non-public information, any and all information, records and supporting documentation about the composite of accounts and the funds the Subadviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Subadviser in managing the Assets which may be reasonably necessary, under applicable laws, to allow the Trust or its agent to present historical performance information concerning the Subadviser’s similarly managed accounts and funds, for inclusion in the Trust’s Prospectus and any other reports and materials prepared by the Trust or its agent, in accordance with regulatory requirements or as requested by applicable federal or state regulatory authorities.

                    C.     Expenses. The Subadviser will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Funds will be borne by the respective Funds or the Adviser, except to the extent specifically assumed in writing by the Subadviser. The expenses to be borne by the Funds include, without limitation, the following: organisational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, charges of accounting agents, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders’ reports and meetings, and any extraordinary expenses.

                    D.     Brokerage. The Subadviser will select brokers and dealers to effect all orders for the purchase and sale of Assets. In selecting brokers or dealers to execute transactions on behalf of the Assets of the Funds, the Subadviser will seek best execution (i) in accordance with its obligations under the Advisers Act, (ii) as defined in the FSA rules, and (iii) in effecting transactions with respect to a Fund the Subadviser will comply with its Order Execution Policy as provided to the Adviser. The Adviser acknowledges that specific instructions from the Adviser in relation to the execution of trades may prevent the Subadviser from following its Order Execution Policy. In selecting brokers or dealers to execute a particular transaction, and in evaluating best execution, the Subadviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Subadviser or Adviser for use in managing the Funds and/or other accounts over which the Subadviser exercises investment discretion; and the Subadviser may cause the Fund to pay a broker or dealer that provides such brokerage or research services an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Subadviser’s overall responsibilities to the Fund or other advisory clients for which the Adviser or the Subadviser exercises investment discretion. To the extent authorised by Section 28(e) and the Board, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Except as permitted by Rule 17a-10 under the 1940 Act, the Subadviser will not engage in principal transactions with respect to the Assets with any affiliate of the Adviser, and will engage in agency transactions with respect to the Assets with such affiliates only in accordance with all applicable rules and regulations. The Subadviser will provide a list of its affiliates to Adviser upon request, as such may be amended from time to time. Adviser will provide to the Subadviser a list of affiliated brokers and dealers of the Adviser. The Subadviser shall not consult with any other Subadviser of the Fund or of any fund that is an “affiliated person” of the Fund concerning transactions for the Fund in securities or other assets. In no instance will any portfolio securities of the Fund be purchased from, or sold to, the Adviser, the Subadviser, the Trust’s principal underwriter, or any affiliated persons of the Trust, the Adviser, the Subadviser or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (the “SEC”) and the 1940 Act, including Rule 17a 7 thereunder. The Subadviser acknowledges that the Adviser and the Trust may rely on Rule 17a 7, Rule 17a 10, Rule 10f 3, Rule 12d3 1 and Rule 17e 1 under the 1940 Act.

                    E.     Aggregation of Orders. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Assets as well as other clients and funds of the Subadviser, the Subadviser may, to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be consistent with its requirements of the FSA Rules and its fiduciary obligations to each Fund and to its other clients.

Where this results in a number of transactions at different prices, the Subadviser may average the prices obtained so that all clients involved in the transaction pay or receive the same average price. The Adviser and the Trust recognize that aggregation of each individual transaction may operate to the advantage or disadvantage of the Funds and that some clients with specialist investment mandates may be allocated more of a transaction than clients with generalist investment mandates. The Adviser recognizes that, in some cases, the Subadviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Assets.

F. Custody.

          i) The Subadviser shall not take or receive physical possession of any of the Assets and the Adviser confirms the appointment of the custodian who shall have sole responsibility for safekeeping of the assets and related documents of the Funds, settlement of transactions effected by the Subadviser, appropriate registration of assets and receipt of sale proceeds, dividends and all other monies.

          ii) The Subadviser shall not have custody of the Assets but shall have authority to issue to the custodian such instructions as it may consider appropriate in connection with the settlement of any transaction relating to the Funds which it has effected. The Adviser shall ensure that the custodian enters into arrangements with regard to the provision of custody services for the Funds which are satisfactory to the Subadviser and that the custodian is obliged to comply with any instructions of the Subadviser given in accordance with this Agreement. The Subadviser will not be responsible for supervising the custodian.

          iii) The Adviser confirms that, unless the Adviser gives instructions to the contrary, all dividend and interest income received in respect of the Assets will be retained by the custodian for reinvestment as part of the Funds.

          iv) The Adviser will arrange for the custodian to provide to the Subadviser daily cash account statements and weekly asset position statements, and any other report relating to the Funds that the custodian sends to the Adviser.

                    G.     Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that all records which it maintains for the Assets of each Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon such Fund’s or the Adviser’s request, provided, however, that the Subadviser may retain copies of any records to the extent required for it to comply with applicable laws. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Subadviser has no responsibility for the maintenance of the records of the Funds, except for those related to the Assets. The Adviser and the Trust agree that in maintaining its records and providing such information, the Subadviser does not assume responsibility for the accuracy of any accounts, reports or other information furnished by the custodian or any other person, firm or company to the Adviser or the Trust.

                    H.     Subadviser Compliance Responsibilities. The Subadviser and the Adviser acknowledge that the Subadviser is not the compliance agent for the Funds or the Adviser, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Subadviser has agreed to perform the services specified in this Agreement, the Subadviser shall perform compliance testing with respect to the Assets based upon information in its possession and upon information and written instructions received from the Adviser or the Trust’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. The Adviser or Trust’s Administrator shall promptly provide the Subadviser with copies of the Trust’s Declaration of Trust, By-Laws, current Prospectus and any written policies or procedures adopted by the Board applicable to the Assets and any amendments or revisions thereto and shall notify the Subadviser of any amendments to such documents that would have a material impact on the Subadviser’s ability to perform in accordance with the terms of this Agreement. The Subadviser shall supply such reports or other documentation as reasonably requested from time to time by the Adviser to evidence the Subadviser’s compliance with such Prospectus, policies or procedures.

                    I.     Proxy voting and Corporate Actions. The Funds have retained RiskMetrics Group (“RMG”), for proxy voting services and proxy voting analysis and research. The Funds’ custodian has been instructed to direct all ballots, meeting notices and other proxy materials to RMG. RMG votes the Funds’ proxies in accordance with RMG’s International Proxy Voting Guidelines, which have been reviewed and approved by the Board. To the extent that the Subadviser seeks, in its good faith judgment in a manner which it reasonably believes best serves the interests of each Fund’s shareholders, that a proxy should be voted in a manner not consistent with RMG’s International Proxy Voting Guidelines, Subadviser shall act in accordance with the Trust’s proxy voting policies and procedures as provided to Subadviser. Subadviser shall not be required to take any action or render any advice with respect to the preparation or filing of any bankruptcy or class action claims. Except as otherwise described herein, Subadviser will, in its good faith judgment in a manner which it reasonably believes serves the interests of the Fund, be responsible for corporate actions with respect to the Assets.

                    J.     Portfolio Holdings. The Subadviser will not disclose to a third party, in any manner whatsoever, any list of securities held by a Fund, except in accordance with such Fund’s portfolio holdings disclosure policy and except as required by applicable law, regulation or rule or as agreed otherwise.

                    K.     Error Correction. The Subadviser shall rectify any breach by the Subadviser of the Investment Guidelines in accordance with Subadviser’s error correction policy as provided to the Advisor.

                    L.     Taxes. The Adviser will cause the Trust to pay all taxes and costs, due from time to time, in respect of the making of all relevant claims (including, without limitation, claims relating to withholding taxes and claims for exemption), for the filing of tax returns, and for providing tax authorities with information relating to the Funds and transactions in the Funds. The Subadviser shall have no obligations or responsibilities with respect to the calculating, filing and the payment of any taxes due on capital or income held or collected for the Funds.

          3.     Compensation of Subadviser. The Adviser will pay the Subadviser, with respect to each Fund on Appendix A attached hereto, the compensation specified in Appendix A. Such fees will be computed daily and paid monthly, calculated at an annual rate based on each Fund’s average daily net assets as determined by the Trust’s accounting agent. Compensation for any partial period shall be pro-rated based on the length of the period.

          4.     Standard of Care. The Subadviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from the Subadviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement. It is acknowledged and agreed by the Adviser that achieving any performance target stated in the Fund documents is a target only and that the Subadviser shall not be liable for any failure to meet or to outperform the performance target. The purpose of any performance target is only to act as a benchmark or measure of the success of each Fund. Notwithstanding any provision to the contrary in this Agreement, the Subadviser does not provide any express or implied warranty as to the performance or profitability of any of the Funds or any part thereof or that the investment objectives will be successfully met. The Adviser acknowledges that there are risks inherent in the various investments that the Subadviser is permitted to acquire on behalf of the Adviser and has reviewed and understands such risks as described in the Prospectus.

          5.     Indemnification.

                   A.     The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), resulting from the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Adviser’s obligations and duties under this Agreement; provided however that the Adviser will not indemnify the Subadviser for Losses resulting from the Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Subadviser’s reckless disregard of its obligations and duties under this Agreement

                   B.     The Subadviser agrees to indemnify and hold harmless the Adviser from and against any and all Losses resulting from the Subadviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Subadviser’s obligations and duties under this Agreement; provided however that the Subadviser will not indemnify the Adviser for Losses resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.

                   C.     The Subadviser will not be liable for any Losses caused by the custodian or caused by brokers.

          6.     Non-Exclusivity. The services of the Subadviser to the Adviser with respect to the Assets are not to be deemed to be exclusive, and the Subadviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. Adviser acknowledges that Subadviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Assets) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Subadviser may differ from advice given by its affiliates. Subject to the Subadviser’s Code of Ethics (as defined in Section 9.B. herein), the Advisers Act, the 1940 Act or FSA rules, nothing in this Agreement shall prevent the Subadviser or any of its officers, employees or affiliates in any way from purchasing or selling any securities for its or their own accounts prior to, simultaneously with, or subsequent to any recommendation or action taken with respect to the Funds.

          7.     Confidentiality. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorised such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, law or regulation or information which is reasonably necessary to disclose to their advisors, delegates, counterparties, agents, and the custodian, to the extent necessary for such persons to perform their obligations and professional services. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the non-public information.

          8.     Term of Agreement.

                   A.     This Agreement shall become effective as to any Fund after it has been executed and approved by the Board and the Fund’s shareholders, all as required under the 1940 Act, and shall continue in effect for an initial period of two years (or such shorter period as may be approved by the Trust’s board, as indicated on Appendix A hereto). Thereafter, this Agreement shall continue automatically for any Fund for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable as to any Fund, without penalty, on 60 days’ written notice, by the Adviser, by the Board, by vote of holders of a majority of a Fund’s shares or by the Subadviser, and will terminate upon the termination of the Advisory Agreement between the Trust and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

                   B.     Termination will not affect accrued rights, indemnities, existing commitments or any contractual provision intended to survive termination. The Adviser will pay any outstanding fees accrued or due to the Subadviser calculated pro rata to the termination date within ten (10) business days of receiving the final invoice for such fees.

          9.     Termination will be without prejudice to the completion of any transaction already committed. Following the termination date, the Subadviser shall provide services with respect to any new transactions only upon the mutual agreement of the Adviser and the Subadviser.

          10.     Representations of Subadviser. The Subadviser represents, warrants, and agrees as follows:

                    A.     The Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory organisation, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

                    B.     The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and, if it has not already done so, will provide the Adviser and the Trust with a copy of the Code of Ethics. On at least an annual basis, the Subadviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Adviser upon request that the Subadviser and its Access Persons have complied with the Subadviser’s Code of Ethics with respect to the Assets and (ii) identifying any material violations which have occurred with respect to the Subadviser Assets.

                    C.     Upon the reasonable request of the Adviser, the Subadviser shall permit the Adviser, its employees or its agents to examine the reports required to be made by the Subadviser pursuant to Rule 17j-1 and all other records relevant to the Subadviser’s Code of Ethics.

                    D.     The Subadviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Subadviser, its employees, officers and agents. Upon reasonable request, the Subadviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Assets. The Subadviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to Adviser, attesting to such written policies and procedures. The Subadviser has provided the Adviser and the Trust with a copy of its Form ADV as most recently filed with the SEC and hereafter will furnish upon request a copy of its annual amendment to the Adviser. The Adviser acknowledges receipt of the Subadviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

          11.     Provision of Certain Information by Subadviser. The Subadviser will promptly notify the Adviser (1) in the event the SEC or other governmental authority has censured the Subadviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions or (2) upon having a reasonable basis for believing that any Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. The Subadviser further agrees to notify the Adviser promptly of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of the Subadviser’s obligations and responsibilities contained in this Agreement, the Subadviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38(a)-1 of the 1940 Act. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to its compliance personnel; (iv) providing the Trust’s chief compliance officer with periodic reports upon request and (v) promptly providing special reports in the event of compliance problems. Further, Subadviser is aware that: (i) the Chief Executive Officer (Principal Executive Officer)

and Treasury/Chief Financial Officer (Principal Financial Officer) of the Trust (collectively, “Certifying Officers”) are required to certify the Trust’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the 1940 Act; and (ii) the Certifying Officers must rely upon certain matters of fact generated by the Subadviser of which they do not have firsthand knowledge. Consequently, the Subadviser has in place and has observed procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information prepared by it and which is included in the Form N-CSR, and shall provide certifications to the Trust to be relied upon by the Certifying Officers in certifying the Trust’s periodic reports on Form N-CSR, in a form satisfactory to the Trust.

          12.     Provision of Certain Information by the Adviser. The Adviser will promptly notify the Subadviser (1) in the event that the SEC has censured the Adviser or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that any Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

          13.     Material Interests and Conflicts of Interest. The Adviser acknowledges receipt of Subadviser’s Form ADV Part II (the “Form ADV”) that includes disclosure relating to the material conflicts of interest that may arise between the Subadviser or an affiliate or the managers and employees of the Subadviser or affiliate and the Adviser, or between the Adviser and other clients of the Subadviser. The Subadviser will manage such conflicts of interest in accordance with the Subadviser’s Conflicts of Interest Policy and its Form ADV. A copy of the Subadviser’s Conflicts of Interest Policy will be made available upon request.

          14.     Force Majeure. Neither party to this Agreement shall be deemed to be in breach of this Agreement or otherwise liable to the other as a result of any delay, failure or defective performance of its obligations under this Agreement if and to the extent that such delay, failure or defective performance arises out of causes beyond the control and without the fault or negligence of the party in question. Such causes may include, without limitation, postal or other strikes, lock-outs or other industrial disputes (whether involving the workforce of the relevant party or of any other party), act of terrorism or God, war, riot or civil commotion, any change to the law, order or regulation of governmental, supranational or regulatory body, currency restrictions, devaluations and fluctuations, market conditions affecting the execution or settlement of transactions or the value of assets, any breakdown in communication, computer facilities, machinery or software not reasonably within the relevant party’s control, fire, flood or storm, or failure of any relevant market, exchange or clearing house. This paragraph is without prejudice to the Subadviser’s liability to any counterparty or broker for any transaction affected by the Sub-Advisor for the Funds pursuant to this Agreement.

          15.     Complaints. Any formal complaint that the Adviser may have relating to any services provided to it by the Subadviser under this Agreement should be made immediately upon receipt in writing to the Compliance Officer of the Subadviser at the registered address or via electronic communication.

          16.     Compensation. Under the FSA rules, the Subadviser is required to provide the Adviser with certain information about compensation schemes to which the Subadviser is subject. FSA-regulated business conducted by the Subadviser pursuant to this Agreement is covered by the Financial Services Compensation Scheme to the extent that the Fund is an “eligible claimant” (as defined in the FSA rules). The Financial Services Compensation Scheme compensates eligible claimants for losses suffered as a result of the inability of an FSA-regulated firm to pay monies due, or satisfy obligations owed, to them (typically as a result of the firm’s insolvency). Most types of designated investment business are covered for 100% of the first £30,000 owed and 90% of the next £20,000 owed, so the maximum compensation is £48,000 per eligible claimant. As the Adviser is not an eligible claimant, the Adviser has no right to make a claim as an eligible claimant for compensation under the Financial Services Compensation Scheme in respect of any inability of the Subadviser to satisfy a claim made against it by the Adviser. However, even though the Adviser is not an eligible claimant, it is possible that, depending on the specific services provided to the Adviser, the Adviser might, in some circumstances, have the right to make a claim for compensation under the Financial Services Compensation Scheme in respect of a inability of the Subadviser to satisfy a claim made against it by the Adviser.

          17.     Money Laundering. The Adviser will provide the Subadviser with information as reasonably requested, in order for the Subadviser to comply with the FSA Rules and Anti-Money Laundering Regulations, and the Adviser agrees to promptly provide such information to the Subadviser.

          18.     Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

          19.     Miscellaneous.

                   A.     Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of Minnesota conflict with the applicable provisions of the 1940 Act, the latter shall control.

                   B.     Change in Control. The Subadviser will notify the Adviser of any change of control of the Subadviser, including any change of its 25% shareholders, prior to or promptly after such change. In addition the Subadviser will notify the Adviser of any changes in the key personnel who are either the portfolio manager(s) of the Assets or senior management (i.e. the Management Committee) of the Subadviser as soon as practicable after such change.

                   C.     Captions. The Captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                   D.     Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

                   E.     Recordings. The parties may record telephone conversations with each other and may produce such recordings in evidence.

                   F.     Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

                  G.     Notices. Any notice herein required is to be in writing and is deemed to have been given to the Subadviser or Adviser upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt. Instructions from the Adviser must be given by a duly authorised person as evidenced by a certified list provided to the Subadviser.

All notices to Adviser shall be sent to:

RBC Global Asset Management (U.S.) Inc.
100 South Fifth Street, Suite 2300
Minneapolis, MN, 55402-1240
Attention: President, RBC Funds

All notices to the Subadviser shall be sent to:

BlueBay Asset Management LLP
77 Grosvenor Street
W1K 3JR London, United Kingdom
Attention: Craig Castle, Senior Client Relations Manager

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorised signatories as of the date and year first above written.

RBC Global Asset Management (U.S.) Inc.

By:	/s/ Carol Kuha

Name: Carol Kuha

Title: Chief Operating Officer

BlueBay Asset Management LLP

By:	/s/ Alexander Khein

Name: Alexander Khein

Title: Chief Operating Officer

Appendix A

Fund and Fee Schedule

          For the services provided by the Subadviser to the Funds, pursuant to this Investment Sub-Advisory Agreement, the Adviser will pay the Subadviser a fee, computed daily and payable monthly, based on the average daily net assets of each Fund at the following annual rate of the average daily net assets of each Fund as determined by the Trust’s accounting agent:

FUND	RATE	INITIAL TERM
RBC BlueBay Emerging Market Select Bond Fund	0.55%	9/1/2011 - 9/30/2012*
RBC BlueBay Emerging Market Corporate Bond Fund	0.70%	9/1/2011 - 9/30/2012*
RBC BlueBay Global High Yield Bond Fund	0.50%	9/1/2011 - 9/30/2012*
RBC BlueBay Global Convertible Bond Fund	0.55%	9/1/2011 - 9/30/2012*

* The period 9/1/2011 through 4/2/2011 was covered by the predecessor Investment Sub – Advisory Agreement with BlueBay Asset Management Ltd.

Appendix B

1.	Authority and Limitations

          1.1     Subject to the provisions and restrictions contained in the Prospectus, Investment Guidelines and the 1940 Act, the Subadviser, acting as agent, will have complete discretion on behalf of the Adviser (without prior reference to the Adviser) to:

          a. buy, sell, retain, exchange, or otherwise deal in investments (whether traded on an exchange or not) and other assets of any nature, make deposits, subscribe to issues and offers for sale and accept placings, underwritings and sub-underwritings of any investments, effect transactions on any markets, enter into spot or forward foreign exchange contracts, cause the Custodian to place and withdraw cash from deposit as and when the Subadviser thinks fit, take all day to day decisions and otherwise act as the Subadviser judges appropriate in relation to the management of the Portfolio;

          b. deal collectively as agent for the Funds and for other clients including affiliates and in-house funds;

          c. commit the Funds to underwriting or sub-underwriting any issue or offer for sale of securities of a type and to the extent permitted by the Guidelines;

          d. borrow on behalf of the Funds to the extent set out in the Guidelines;

          e. buy, sell, hold and generally deal in investments the prices of which may be subject to stabilisation (stabilisation being the buying and selling of securities in order to stabilise or maintain the market price of the securities of a recent new issue);

          f. buy, sell and generally deal in foreign exchange as may be required for the management of the Funds, including for the purpose of hedging currency risk on holdings in investments in currencies other than the US Dollar;

          g. arrange deals in non-readily realisable investments;

          h. issue instructions to the custodian in respect of the Funds;

          i. subject to final approval and execution by a Trust officer, initiate negotiation of counterparty and account opening documentation on the Funds behalf, whether or not on market standard terms, as the Subadviser sees fit; and

          j. buy, sell, hold and generally deal in Collective Investment Schemes including Unregulated Collective Investment Schemes as well as those regulated in the United Kingdom or any other jurisdiction, including in-house funds.

          1.2.     Subject to the requirements of the 1940 Act and the Advisers Act, the Subadviser may deal on such markets or exchanges and in relation to such counterparties as it sees fit and effect, arrange or clear transactions through or with any person, firm or company that the Subadviser may select including an affiliate or an in-house fund. In particular the Adviser agrees that the Subadviser may trade outside of a Regulated Market or Multilateral Trading Facility.

          1.3.     All transactions effected by the Subadviser on a market or exchange will be effected in accordance with the rules and regulations of the relevant market or exchange. The Subadviser may take all such steps as may be required or permitted by such rules and regulations and/or by appropriate market practice, including executing Master Agreements on behalf of the Funds on such terms (which may or may not be on market standard) as the Subadviser sees fit (all of which shall be binding on the Adviser).

          1.4.     The Adviser will grant such powers of attorney in favour of the Subadviser as may be required to enable the Subadviser to perform its services under this Agreement.

2.	Delegation to Third Parties and Use of Agents

          2.1     The Subadviser may, where reasonable, employ agents (including Affiliates) to perform any accounting, administrative, dealing, reporting or ancillary services required to enable the Subadviser to perform its services under the Agreement. The Subadviser will act in good faith and with reasonable skill and care in the selection, use and monitoring of agents and shall assume all responsibility for the performance of such agents (excluding brokers) pursuant to the terms of this Agreement.

3.	Transactions in Derivatives

          3.1     Subject always to the provisions and restrictions contained in the Investment Guidelines, the Trust’s Derivatives Instruments Procedures as provided to the Subadviser and the 1940 Act and Section 1.1.i. of this Appendix B, the Subadviser has authority and power on behalf of the Adviser to purchase, sell, hold, effect, settle, close-out and generally deal in and with domestic or foreign Derivatives (which shall include Contingent Liability Investments and “over the counter” Options or other transactions in Derivatives (including, without limitation, swaps, swaptions, credit default swaps, loan credit default swaps, structured products, securitised derivatives and strips) on contractual terms other than those of investment exchanges recognised or designated by the FSA) and the Adviser agrees that:

          a. Consistent with the Trust’s affiliated trading policies and the 1940 Act, the Subadviser is authorised to review and recommend the counterparties with which Derivatives are traded and the brokerage firms (including Affiliates) through which Derivatives are traded and cleared for the Fund and to initiate the negotiation as the Adviser’s agent any account agreements, Master Agreements or other documents required or deemed appropriate by such brokers or by the Subadviser subject to the final approval and execution of such agreements by a Trust officer; and

          b. to the extent required by any market or exchange, the Subadviser is authorised to and may reveal the Adviser’s identity and address to any relevant party through which Derivatives are traded or cleared.

          3.2     The Adviser understands that markets and exchanges require that anyone trading in Derivatives must advance or segregate collateral to meet initial and variation margin requirements. Subject to the Trust’s Derivatives Instruments Procedures and the 1940 Act, the Subadviser is hereby authorised to instruct the Custodian to advance cash or securities as collateral to an account designated by the broker to meet margin payments as required by the rules of exchanges or markets on which Derivatives are dealt by the Subadviser as the Adviser’s agent. If, under the rules of such exchanges or markets, adverse market movements occur such that margin calls are increased and insufficient funds are available in the Portfolio, to meet such margin calls the Subadviser may request that the Adviser cause the Fund to make additional funds temporarily available at short notice (in some cases less than 24 hours) until assets can be realised to cover the related margin call. The Adviser understands and agrees that if it is unwilling or unable to cause the Funds to make such funds available, the Adviser’s positions may be closed out, resulting in a loss to the Fund for which the Subadviser shall not be liable.